EXHIBIT 99.1

VILLAGE SUPER MARKET, INC.
EXECUTIVE OFFICES
733 Mountain Avenue
Springfield, New Jersey 07081
Phone:  (973) 467-2200
Fax:  (973) 467-6582

VILLAGE SUPER MARKET, INC.
DECLARES SPECIAL AND REGULAR QUARTERLY DIVIDENDS

Contact:	Kevin Begley, CFO
(973) 467-2200, Ext. 220
Kevin.Begley@wakefern.com

Springfield, New Jersey – November 29, 2012 – The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) announced the declaration of special dividends of $1.00 per Class A common share and $.65 per Class B common share.  In addition, the Board declared regular quarterly dividends of $.25 per Class A common share and $.1625 per Class B common share. Both the special and regular quarterly dividends will be payable on December 27, 2012 to shareholders of record at the close of business on December 12, 2012.

James Sumas, Chairman of the Board and Chief Executive Officer, commented “The Board has declared the special dividend, and scheduled the payment of our regular quarterly dividend in December rather than January, in order to provide a return to our shareholders in 2012 while tax rates on dividends remain low. The Board’s current intention is to continue to pay quarterly dividends in 2013 at the most recent rate of $.25 per Class A share and $.1625 per Class B share. The Board is pleased to demonstrate to our investors our ongoing commitment to enhancing shareholder value.  After paying the estimated $15 million of dividends from cash on hand, the Company’s balance sheet remains strong with ample resources to manage our business and sufficient flexibility for strategic initiatives.”

Village Super Market operates a chain of 29 supermarkets under the ShopRite name in New Jersey, Maryland and eastern Pennsylvania.